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                                                                    Exhibit 11.1


                                RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE


                                                                     QUARTER ENDED JUNE 30              SIX MONTHS ENDED JUNE 30
                                                                 -----------------------------        -----------------------------
                                                                   2001               2000(1)           2001               2000(1)
                                                                 ---------           ---------        ---------           ---------
(In thousands, except per-share amounts and market prices)

Net income ...............................................       $  92,677           $  61,858        $ 172,834           $ 120,458
Preferred stock dividend adjustment ......................            (825)               (825)          (1,650)             (1,650)
                                                                 ---------           ---------        ---------           ---------
Adjusted net income ......................................       $  91,852           $  61,033        $ 171,184           $ 118,808

Average diluted stock options outstanding ................         5,915.2             3,914.3          6,363.6             4,096.0
Average exercise price per share .........................           24.00               15.25            24.98               15.11
Average market price per share - diluted basis ...........           39.14               25.89            35.81               23.06

Average common shares outstanding ........................          93,124              75,182           87,400              75,010
Increase in shares due to exercise of options -
 diluted basis ...........................................           1,730               1,094            1,546                 992

Adjusted shares outstanding - diluted ....................          94,854              76,276           88,946              76,002

Net income per share - basic .............................       $    0.99           $    0.81        $    1.96           $    1.58
                                                                 =========           =========        =========           =========

Net income per share - diluted ...........................       $    0.97           $    0.80        $    1.92           $    1.56
                                                                 =========           =========        =========           =========

(1) All share and per-share data have been restated to reflect the stock split. See note 4 to Notes to Consolidated Financial Statements.